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CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Am Communications, Inc.

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-53822 and No. 33-81500) of AM Communications, Inc. of our report dated May 9, 1997, except as to Notes 11 and 12, as to which the dates are June 11 and June 23, respectively, relating to the balance sheet of AM Communications, Inc. as of March 29, 1997 and the related statements of operations, stockholders' equity, and cash flows for the year ended March 29, 1997, which report is included in the March 29, 1997 Annual Report of Form 10-KSB of AM Communications, Inc.



/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
June 26, 1997